Exhibit (a)(1)(H)

TURTLE BEACH CORPORATION

FORM OF NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

IMPORTANT: Use this form if you previously returned an Election Form tendering any of your eligible stock options for exchange, and you wish to withdraw all or some of the options you previously elected to exchange.

☐	I want to withdraw all of the options I previously elected to exchange in the exchange offer program.

☐	I want to withdraw from participation in the exchange offer program only those options that I have indicated below:

Grant Date	Exercise Price

By signing and returning this Notice of Withdrawal, I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, I will receive no replacement options in exchange for them, and the eligible stock options I currently hold will remain subject to their current terms and conditions.

Employee Signature	Date and Time

Employee Name Printed	Turtle Beach Office in Which Employed

Daytime Telephone Number	E-mail Address

If you previously elected to exchange eligible stock options for replacement options by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, we must receive your completed and signed Notice of Withdrawal before 8:59 p.m., U.S. Pacific Time, on the expiration date, which is currently May 19, 2015 by one of the following methods:

Via electronic delivery:	Scan and email it to optionexchange@turtlebeach.com

Via facsimile:	Turtle Beach Corporation, Attn: Kezban Terralavoro, fax number (914) 345-2266

Via mail, courier or hand delivery:	Turtle Beach Corporation
Attn: Kezban Terralavoro
100 Summit Lake Drive, Suite 100
Valhalla, New York 10595

Via mail, courier or hand delivery (after April 27, 2015 only):	Turtle Beach Corporation Attn: Megan Wynne 12220 Scripps Drive, Suite 100 San Diego, California 92131

Your withdrawal will be effective as of the date and time Turtle Beach receives your properly completed Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Turtle Beach by the deadline.

You may confirm that your documents have been received by calling Megan Wynne at (858) 914-2434 or by emailing optionexchange@turtlebeach.com. Turtle Beach intends to electronically confirm receipt of your Notice of Withdrawal within two business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Turtle Beach properly received your Notice of Withdrawal.